Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER FISCAL 2025 FINANCIAL RESULTS

Revenue from continuing operations increased 9% to $202 million, driven by continued volume growth

Earnings from continuing operations of $4.8 million compared to $3.8 million in the prior year

Adjusted EBITDA from continuing operations increased 2% to $22.4 million

Adjusted EPS of $0.04 compared to $0.02 in the prior year

Share Repurchase Authorization of up to $25 million

Raising 2025 outlook

Minneapolis, Minnesota - May 7, 2025 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), the company that delivers customized supply chain solutions and innovation for top brands, retailers and foodservice providers across a broad portfolio of beverages, broths and better-for-you snacks today announced financial results for the first quarter ended March 29, 2025.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First quarter 2025 highlights:

  Revenues of $201.6 million increased 9.3% compared to $184.4 million in the prior year period, driven by 12.2% volume growth partially offset by a 1.7% price reduction for pass-through raw material cost savings

  Earnings from continuing operations of $4.8 million compared to $3.8 million in the prior year period

  Adjusted earnings¹ from continuing operations of $5.3 million compared to $1.9 million in the prior year period

  Adjusted earnings per share¹ from continuing operations of $0.04 compared to $0.02 in the prior year period

  Adjusted EBITDA¹ from continuing operations increased 2.4% to $22.4 million, or 11.1% of revenues, compared to $21.9 million, or 11.9% of revenues, in the prior year period

  Strong cash contribution from continuing operations of $22.3 million compared to $7.4 million in the prior year

"First quarter results exceeded our expectations, and we again delivered  double-digit volume growth driven by broad-based gains across segments, products and customers," said Brian Kocher, Chief Executive Officer of SunOpta. "Efforts to unlock latent capacity are ahead of schedule and our margin improvement initiatives are expected to deliver quarterly sequential margin increases throughout 2025. We are also seeing growth in our sales pipeline, reflecting incremental opportunities from both existing and potential new customers. In addition to our focus on improving margins, we remain tightly focused on optimizing cash flow and deleveraging - efforts that  provide optionality and flexibility, positioning us to drive higher returns and long-term value for shareholders."

First Quarter 2025 Results

Revenues increased 9.3% to $201.6 million for the first quarter of 2025. The increase was driven by favorable volume/mix of 12.2%, partially offset by a price reduction of 1.7% due to the pass through of certain raw material cost savings, together with a 1.3% impact related to our exit from the smoothie bowls category in March 2024.  Growth in volume/mix reflected volume increases for plant-based beverages, broth and fruit snacks.

Gross profit decreased by $0.8 million, or 2.4%, to $30.3 million for the first quarter, compared to $31.1 million in the prior year period. As a percentage of revenues, gross profit margin was 15.0% compared to 16.8% in the first quarter of 2024. Adjusted gross margin¹ was 15.3% compared to 17.0% in the first quarter of 2024.  The 170-basis point decrease reflects  investments in talent and infrastructure to improve long-term margins, the inefficiencies related to temporary volume limitations resulting from the excess wastewater issue at our Midlothian, Texas, facility, and incremental depreciation related to assets recently placed in service but not fully utilized as production ramps up. These factors were partially offset by higher sales and production volumes for beverages, broths and fruit snacks driving improved plant utilization.

Operating income was $10.5 million up from $10.1 million in the first quarter of 2024, reflecting lower stock-based compensation in the first quarter of 2025, partially offset by a non-recurring gain on the sale of the smoothie bowl product line in the first quarter of 2024, together with lower gross profit.

Earnings from continuing operations were $4.8 million for the first quarter of 2025 compared with earnings of $3.8 million in the prior year period.  Diluted earnings per share from continuing operations attributable to common shareholders (after accretion on preferred stock) was $0.04 for the first quarter compared with diluted earnings per share of $0.03 in the prior year period (after dividends and accretion on preferred stock).

Adjusted earnings¹ from continuing operations were $5.3 million or $0.04 per diluted share in the first quarter of 2025 compared to adjusted earnings from continuing operations of $1.9 million or $0.02 per diluted share in the first quarter of 2024.

Adjusted EBITDA¹ from continuing operations was $22.4 million in the first quarter of 2025 compared to $21.9 million in the first quarter of 2024.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of March 29, 2025, SunOpta had total assets of $690.7 million and total debt of $260.6 million compared to total assets of $668.5 million and total debt of $265.2 million at year end fiscal 2024. During the first quarter of fiscal 2025, cash provided by operating activities of continuing operations was $22.3 million compared to $7.4 million during the first quarter of 2024.  The increase in cash provided from operating activities mainly reflected improved working capital efficiency.  Investing activities of continuing operations consumed $15.2 million of cash during the first quarter of fiscal 2025 compared to $4.2 million in the first quarter of fiscal 2024, reflecting higher capital expenditures, intangible asset purchase of increased wastewater allowance together with the non-recurring proceeds from the sale of the smoothie bowl product line in 2024.  Leverage was 2.9x, compared to 3.0x at the end of fiscal 2024 and we continue to expect to be at our 2.5x leverage target by the end of 2025.

Capital Allocation Priorities and Share Repurchase Authorization

Our capital allocation priorities are to achieve our leverage target of 2.5 times, followed by investing in growth capex, with the third priority being returning capital to shareholders. While our immediate plans are to achieve our 2.5x leverage target, since we currently do not envision needing growth capex in 2025, we would like to be positioned for opportunistic share repurchases if we are trending ahead of plan and have excess cash available while still being able to meet our leverage target. Accordingly, on May 5, 2025, the Company's board of directors approved a share repurchase program, authorizing the Company to purchase up to an aggregate $25 million of the Company's common shares. The size and timing of repurchases, if any, will be determined by the Company's management and will depend upon a multitude of factors, including the Company's progress towards its leverage target, financial position, capital allocation priorities, market conditions, regulatory requirements and other considerations.

Tariffs

Tariffs continue to be an evolving situation that we continue to monitor. While our employees, production facilities, and customers are predominately located in the U.S. (in 2024, 98% of revenue was to U.S. based customers), we source a portion of our raw material ingredients and packaging globally, and a portion of our fruit snack products are imported into the U.S. from our Niagara, Ontario, facility. In response to these tariffs, we started communications with our customers at the beginning of the year and we intend to pass-through substantially all the incremental costs to our customers, similar to our pass-through pricing of raw material cost increases.

2025 Outlook2

For fiscal 2025, the Company is raising its outlook reflecting the strong first quarter and continues to expect strong growth in revenue and adjusted EBITDA:

($ millions)	Prior Outlook	Revised Outlook
Revenue	$775 - 805	$788 - 805
Adj. EBITDA	$97 - 103	$99 - 103
Revenue Growth	7% - 11%	9% - 11%
Adj. EBITDA growth	9% - 16%	12% - 16%

We expect to pass-through substantially all incremental costs due to tariffs to our customers and do not expect a material impact on Adjusted EBITDA. However, there could be an increase in revenue and decrease in gross margin and adjusted EBITDA margin simply due to the pass through of the incremental tariff costs which is not reflected in the outlook above.

Kocher continued, "Based on the Q1 results and the notable increase in our sales pipeline, I'm very confident in our 2025 outlook and in achieving 2026 revenue and adjusted EBITDA growth rates that approximate the midpoints of our long-term algorithm of 10% and 15%, respectively."

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, May 7, 2025, to discuss the first quarter financial results. After prepared remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website.

This call may be accessed with the toll free dial-in number (800) 715-9871 or international dial-in number (646) 307-1963 using Conference ID: 8323651.

The quarterly earnings presentation, including the long-term grow algorithm and capital allocation priorities, can be accessed through the live webcast referenced above, and on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly.

1 See discussion of non-GAAP measures

2 The Company has  included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta

SunOpta (Nasdaq: STKL) (TSX: SOY) delivers customized supply chain solutions and innovation for top brands, retailers and foodservice providers across a broad portfolio of beverages, broths and better-for-you snacks. With over 50 years of expertise, SunOpta fuels customers' growth with high-quality, sustainability-forward solutions distributed through retail, club, foodservice and e-commerce channels across North America. For more information, visit www.sunopta.com or follow us on LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our intention to maintain our disciplined financial approach to deliver sustainable gross margin improvement and continue to generate significant free cash flow, our expectation to continue de-levering our balance sheet and drive increasing returns on invested capital, share repurchases, our expectations to recover tariff impacts through pass-through pricing, and our anticipated Revenue, Adjusted EBITDA, Revenue growth and Adjusted EBITDA growth for fiscal 2025. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "potential", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "continue", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; the impact of the imposition of tariffs, including increases in food prices and inflation, and any resulting negative impacts on the macro-economic environment; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Claudine Galloway

SunOpta

952-295-9579

press.inquiries@sunopta.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters ended March 29, 2025 and March 30, 2024

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	March 29, 2025	March 30, 2024
	$	$

Revenues	201,628	184,422
Cost of goods sold	171,309	153,370
Gross profit	30,319	31,052
Selling, general and administrative expenses	19,196	22,334
Intangible asset amortization	446	446
Other expense (income), net	75	(1,800)
Foreign exchange loss (gain)	115	(51)
Operating income	10,487	10,123
Interest expense, net	5,107	6,050
Other non-operating expense	422	-
Earnings from continuing operations before income taxes	4,958	4,073
Income tax expense	147	277
Earnings from continuing operations	4,811	3,796
Net loss from discontinued operations	-	(917)
Net earnings	4,811	2,879
Dividends and accretion on preferred stock	(140)	(433)
Earnings attributable to common shareholders	4,671	2,446

Basic and diluted earnings (loss) per share
Earnings from continuing operations attributable to common shareholders	0.04	0.03
Loss from discontinued operations	-	(0.01)
Earnings attributable to common shareholders	0.04	0.02

Weighted-average common shares outstanding (000s)
Basic	117,201	116,033
Diluted	125,007	117,558

SunOpta Inc.

Consolidated Balance Sheets

As at March 29, 2025 and December 28, 2024

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	March 29, 2025	December 28, 2024
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,299	1,552
Accounts receivable	64,099	46,314
Inventories	99,407	92,798
Prepaid expenses and other current assets	15,189	14,680
Income taxes recoverable	696	4,114
Total current assets	181,690	159,458

Restricted cash	7,442	7,460
Property, plant and equipment, net	343,465	343,618
Operating lease right-of-use assets	103,323	105,692
Intangible assets, net	22,566	20,077
Goodwill	3,998	3,998
Other long-term assets	28,201	28,224
Total assets	690,685	668,527

LIABILITIES
Current liabilities
Accounts payable	113,649	93,362
Accrued liabilities	21,501	17,876
Notes payable	9,772	11,110
Income taxes payable	670	638
Current portion of long-term debt	28,429	29,393
Current portion of operating lease liabilities	16,835	17,055
Total current liabilities	190,856	169,434

Long-term debt	232,153	235,798
Operating lease liabilities	97,348	99,328
Deferred income taxes	325	325
Total liabilities	520,682	504,885

Series B-1 Preferred Stock	15,188	15,048

SHAREHOLDERS' EQUITY
Common shares	472,763	471,792
Additional paid-in capital	31,354	30,775
Accumulated deficit	(351,311)	(355,982)
Accumulated other comprehensive income	2,009	2,009
Total shareholders' equity	154,815	148,594
Total liabilities and shareholders' equity	690,685	668,527

SunOpta Inc.

Consolidated Statements of Cash Flows

For the quarters ended March 29, 2025 and March 30, 2024

(Unaudited)

(Expressed in thousands of U.S. dollars)

		Quarters ended
		March 29, 2025		March 30, 2024
	$		$

CASH PROVIDED BY (USED IN)
Operating activities
Net earnings		4,811		2,879
Net loss from discontinued operations		-		(917)
Earnings from continuing operations		4,811		3,796
Items not affecting cash:
Depreciation and amortization		9,726		8,576
Amortization of debt issuance costs		249		229
Stock-based compensation		1,543		4,645
Gain on sale of smoothie bowls product line		-		(1,800)
Other		(97)		(97)
Changes in operating assets and liabilities, net of divestitures		6,049		(7,947)
Net cash provided by operating activities of continuing operations		22,281		7,402
Net cash used in operating activities of discontinued operations		-		(2,133)
Net cash provided by operating activities		22,281		5,269
Investing activities
Additions to property, plant and equipment		(12,735)		(7,548)
Addition to intangible assets		(2,419)		-
Proceeds from sale of smoothie bowls product line		-		3,336
Net cash used in investing activities of continuing operations		(15,154)		(4,212)
Net cash provided by investing activities of discontinued operations		-		6,300
Net cash provided by (used in) investing activities		(15,154)		2,088
Financing activities
Increase (decrease) in borrowings under revolving credit facilities		(1,437)		250
Repayment of long-term debt		(12,115)		(4,782)
Borrowings of long-term debt		8,485		-
Proceeds from notes payable		41,750		33,424
Repayment of notes payable		(43,088)		(34,373)
Proceeds from the exercise of stock options and employee share purchases		368		314
Payment of withholding taxes on stock-based awards		(361)		(86)
Payment of cash dividends on preferred stock		-		(305)
Net cash used in financing activities of continuing operations		(6,398)		(5,558)
Increase in cash, cash equivalents and restricted cash in the period		729		1,799
Cash, cash equivalents and restricted cash, beginning of the period		9,012		8,754
Cash, cash equivalents and restricted cash, end of the period		9,741		10,553

Non-GAAP Measures

Adjusted Gross Margin

Gross margin is a measure of gross profit (equal to revenues less cost of goods sold) as a percentage of revenues. The Company uses a measure of adjusted gross margin that excludes unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of its normal business on a regular basis. The Company uses the measure of adjusted gross margin to evaluate the underlying profitability of its revenue-generating activities within each reporting period. The Company believes that disclosing this non-GAAP measure provides users with a meaningful, consistent comparison of its profitability measure for the periods presented. However, the non-GAAP measure of adjusted gross margin should not be considered in isolation or as a substitute for gross margin calculated based on gross profit determined in accordance with U.S. GAAP.

The following table presents a reconciliation of adjusted gross margin from reported gross margin calculated in accordance with U.S. GAAP.

	Revenues	Cost of Goods Sold	Gross Profit
First Quarter Ended	$	$	$
March 29, 2025
As reported	201,628	171,309	30,319
Adjustments:
Wastewater haul-off charges(a)	-	(543)	543
As adjusted	201,628	170,766	30,862
Reported gross margin			15.0%
Adjusted gross margin			15.3%

	Revenues	Cost of Goods Sold	Gross Profit
First Quarter Ended	$	$	$
March 30, 2024
As reported	184,422	153,370	31,052
Adjustments:
Start-up costs(b)	-	(327)	327
As adjusted	184,422	153,043	31,379
Reported gross margin			16.8%
Adjusted gross margin			17.0%

Adjusted Earnings and Adjusted EBITDA from continuing operations

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") from continuing operations, which are not measures in accordance with U.S. GAAP. The Company believes that adjusted earnings and adjusted EBITDA from continuing operations assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

The following are tabular presentations of adjusted earnings and adjusted EBITDA from continuing operations, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	First Quarter Ended
	March 29, 2025		March 30, 2024
		Per Share		Per Share
	$	$	$	$
Earnings from continuing operations	4,811		3,796
Dividends and accretion on preferred stock	(140)		(433)
Earnings from continuing operations attributable to common shareholders	4,671	0.04	3,363	0.03
Adjusted for:
Wastewater haul-off charges(a)	543		-
Start-up costs(b)	-		327
Other(c)	94		-
Gain on sale of smoothie bowls product line(d)	-		(1,800)
Adjusted earnings from continuing operations	5,308	0.04	1,890	0.02

	First Quarter Ended
	March 29, 2025	March 30, 2024
	$	$
Earnings from continuing operations	4,811	3,796
Interest expense, net	5,107	6,050
Loss on sale of receivables*	422	-
Income tax expense	147	277
Depreciation and amortization	9,726	8,576
Stock-based compensation	1,543	4,645
Adjusted for:
Wastewater haul-off charges(a)	543	-
Start-up costs(b)	-	327
Other(c)	94	-
Gain on sale of smoothie bowls product line(d)	-	(1,800)
Adjusted EBITDA from continuing operations	22,393	21,871

* Included in other non-operating expense.

Footnotes

(a) For the first quarter of 2025, reflects temporary third-party haul-off charges for excess wastewater produced at our Midlothian, Texas, facility due to volume constraints within our current treatment system.

(b) For the first quarter of 2024, start-up costs mainly related to the scale-up of production at our plant-based beverage facility in Midlothian, Texas.

(c) For the first quarter of 2025, other reflects an unrealized foreign exchange loss associated with peso-denominated restricted cash held in Mexico and an unrelated legal settlement, which are recorded in foreign exchange loss and other expense, respectively.

(d) For the first quarter of 2024, reflects the pre-tax gain on sale of the smoothie bowls product line, which is recorded in other income.